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                                                                Exhibit 2.5(e)

                            STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 15, 2002
                                  BY AND AMONG

                               GC COMPANIES, INC.
                                 (THE "SELLER")

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                                      AND

                             AMC ENTERTAINMENT INC.
                          AMERICAN MULTI-CINEMA, INC.
                                      AND
                        CENTERTAINMENT DEVELOPMENT, INC.
                        (COLLECTIVELY, THE "PURCHASERS")


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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT, dated as of January 15, 2002, is entered into by and among GC COMPANIES, INC., a Delaware corporation ("GCX" or "SELLER"), and AMC ENTERTAINMENT INC., a Delaware corporation ("AMCE"), AMERICAN MULTI-CINEMA, INC., a Missouri corporation ("AMC"), and CENTERTAINMENT DEVELOPMENT, INC., a Delaware corporation ("CDI"), (AMCE, AMC and CDI being hereinafter referred to collectively as the "PURCHASERS" and individually from time to time as a "PURCHASER").

                                    RECITALS

          WHEREAS, GCX and certain of its subsidiaries (collectively, the "DEBTORS") are the debtors and debtors-in-possession in chapter 11 proceedings pending in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT") as case numbers 00-3897 through 00-3927 (as administratively consolidated, the "CHAPTER 11 CASES"); and

          WHEREAS, GCX is a holding company engaged in three primary lines of business (collectively, the "GC BUSINESS") through its Subsidiaries and
Affiliates: (i) a wholly-owned domestic movie theatre exhibition business (the "DOMESTIC THEATRE BUSINESS") conducted through General Cinema Theatres, Inc. ("GCT") and its Subsidiaries, (ii) the 50% interest of General Cinema International, Inc. ("GC INTERNATIONAL") in a South American movie theatre exhibition business (the "SA THEATRE BUSINESS") owned by and conducted through Hoyts General Cinema South America, Inc. ("HGCSA") and its Affiliates (collectively, the "SA JOINT VENTURE"), and (iii) a private investment business (the "INVESTMENT PORTFOLIO") conducted through GCC Investments, Inc. ("GCC INVESTMENTS") and its Affiliates; and

          WHEREAS, AMCE has entered into a letter of intent dated December 6, 2001 (as amended, the "LOI") with GCX whereby AMCE, through its designees, would acquire the GC Business (the "TRANSACTION") through the acquisition of 100% of the stock of reorganized GCX under a plan of reorganization for the Debtors in the Chapter 11 Cases; and

          WHEREAS, AMCE desires that AMC and CDI, each wholly owned subsidiaries of AMCE, act as its designees pursuant to the LOI, and, accordingly, AMC will acquire 100% of the newly issued common stock of GCX (the "NEW GCX COMMON STOCK") and CDI will acquire 100% of the GC International stock (the "GC INTERNATIONAL STOCK") and 100% of the of the GCC Investments stock (the "GCC INVESTMENTS STOCK"), (the New GCX Shares, GC International Stock and the GCC Investments Stock shall be collectively referred to as the "PURCHASED SHARES").

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                                   AGREEMENTS

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.01 DEFINITIONS. Unless the context otherwise requires, the terms defined in this SECTION 1.01 shall have the meanings specified for all purposes of this Agreement. Capitalized terms used and not defined in this Agreement have the meaning ascribed thereto in the Plan.

     "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

     "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract otherwise.

     "AGREEMENT" means this Stock Purchase Agreement, the Exhibits and the Data Room Index and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

     "AMC" has the meaning ascribed to it in the Preamble.

     "AMCE" has the meaning ascribed to it in the Preamble.

     "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OR CHARTER" means, with respect to each Reorganized Debtor, the amended and restated certificate or articles of incorporation or charter (or document of similar effect with respect to any Debtor that is not a corporation) for such Reorganized Debtor, which shall be substantially in the forms of the example set forth in the Plan Documentary Supplement.

     "AMENDED AND RESTATED BYLAWS" means, with respect to each Reorganized Debtor, the amended and restated bylaws for such Reorganized Debtor that is a corporation, which


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shall be substantially in the forms of the examples set forth in the Plan
Documentary Supplement.

     "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities or similar interests, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person.

     "AUDITED FINANCIAL STATEMENTS" has the meaning ascribed to it in SECTION 3.08.

     "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., as applicable to the GC Chapter 11 Cases.

     "BANKRUPTCY COURT" has the meaning ascribed to it in the Recitals.

     "BUSINESS COMBINATION" means with respect to any Person any (a) merger, consolidation or combination to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (c) any tender offer (including without limitation a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (d) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (e) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a weekday on which banks in the City of New York or the City of Boston are authorized to be closed.

     "CDI" has the meaning ascribed to it in the Preamble.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.


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     "CERCLIS" means the Comprehensive Environmental Response, Compensation and
Liability Information System list of sites maintained by the United States Environmental Protection Agency under the provisions of CERCLA.

     "CHAPTER 11 CASES" has the meaning ascribed to it in the Recitals.

     "CLOSING" has the meaning ascribed to it in SECTION 2.03.

     "COMMITTEE" means the Official Committee of Unsecured Creditors of the Debtors appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

     "CONFIRMATION ORDER" means the order entered by the Bankruptcy Court confirming the Reorganization Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code, which order must be in form and substance reasonably satisfactory to AMCE and GCX and consistent with the Plan.

     "CONTRACT" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, commitment or understanding (whether written or oral).

     "CONTRACT SCHEDULE" means "Schedule G - Executory Contracts and Unexpired Leases" filed by the Debtors in the Chapter 11 Cases, as amended, a true and correct of which has been provided by GCX to the Purchasers.

     "DATA ROOM INDEX" means that certain index of the documents, information and other materials related to the GC Business that has been provided by the Seller to the Purchasers and annexed hereto as EXHIBIT A and the lease files for the Real Property Leases listed on EXHIBIT C. All of the documents, agreements and other materials listed on the Data Room Index shall be deemed furnished and made available to the Purchasers for all purposes of this Agreement; PROVIDED, that documents, information and other materials listed in the Data Room Index shall not be deemed to include any documents, information or other materials referenced within the content of any of such items (e.g., a reference to an agreement in the corporate minute book of a GC Entity shall not be deemed to constitute a disclosure with respect to such agreement, unless such agreement was listed separately on the Data Room Index).

     "DEBTOR(S)" means, individually or collectively, GCX, and each of its subsidiaries that is a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code in the Chapter 11 Cases as set forth in footnote 1 of the Plan, but does not include the GC Chapter 7 Debtors, the GC Non-Debtors or the SA Joint Venture.


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     "DIP FACILITY" means that certain Debtor in Possession Agreement dated
October 11, 2000, by and between GCX, General Electric Capital Corporation, Fleet National Bank, and the Bank of Nova Scotia, as amended.

     "DOMESTIC THEATRE BUSINESS" has the meaning ascribed to it in the Recitals.

     "EFFECTIVE DATE" has the meaning ascribed to it in SECTION 2.03.

     "EMPLOYEES" has the meaning ascribed to it in SECTION 3.13.

     "EMPLOYEE PLAN(S)" means all employee pension plans, any bonus, incentive compensation, deferred compensation, profit sharing, pension, retirement, savings, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, medical, dental, health, accident, disability, workers compensation or other insurance, severance, separation or other employee benefit plan, practice, policy, program or group or individual arrangement of any kind providing money (other than as current salary or wages), services, property or other benefits, written or oral, funded or unfunded, and including all that have been frozen, and all trusts, escrow or similar agreements related thereto which are maintained by any of the GC Entities or any ERISA Affiliate with respect to any one or more of its present or former employees, independent contractors, directors, officers or shareholders or with respect to which any of the GC Entities or any ERISA Affiliate has made or may be, now or in the future, required to make payments, transfer or contributions.

     "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the date of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" means any other Person that, together with GCX, GCC Investments or GC International, would be treated as a single employer under section 414 of the Code.

     "FINAL ORDER" has the meaning ascribed to it in the Plan.

     "FINANCIAL STATEMENTS" has the meaning ascribed to it in SECTION 3.08.


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     "GAAP" means United States generally accepted accounting principles, as in effect as of the relevant date.

     "GC BUSINESS" has the meaning ascribed to it in the Recitals.

     "GC CHAPTER 7 DEBTORS" means General Cinema Theatres of Florida, Inc., General Cinema Corp. of Georgia, General Cinema Corp. of Louisiana, General Cinema Corp. of Rhode Island, General Cinema Corp. of Tennessee and General Cinema Corp. of West Palm Beach, which are excluded from the Transaction.

     "GC ENTITIES" means (i) the Debtors, (ii) the GC Non-Debtors, and (iii) the SA Joint Venture Entities.

     "GC INTERNATIONAL" has the meaning ascribed to it in the Recitals.

     "GC INTERNATIONAL STOCK" has the meaning ascribed to it in the Recitals.

     "GC NON-DEBTORS" means the United States GCX Affiliates other than the Debtors, to wit: (i) GC International, (ii) GC Security Corp., (iii) GCC Investments, LLC and its Affiliates, (iii) the Premium - Liquor License Holders,
(iv) the Inactive Corporations, and (v) the Joint Venture Partners, each as defined by and shown on the Organizational Chart.

     "GCC INVESTMENTS" has the meaning ascribed to it in the Recitals.

     "GCC INVESTMENTS STOCK" has the meaning ascribed to it in the Recitals.

     "GCT" has the meaning ascribed to it in the Recitals.

     "GCX" has the meaning ascribed to it in the Preamble.

     "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any federal, national, state, municipal, county, city or other political subdivision with jurisdiction over any of the GC Entities or the GC Business.

     "HELLER DOCUMENTS" means that certain Lease and Security Agreement dated as of October 28, 1999 by and between Heller EMX, Inc. and GCX, as amended, and any documents related thereto.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.


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     "INDEBTEDNESS" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments and (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.

     "INTELLECTUAL PROPERTY" means all United States and foreign trademarks and trademark rights, trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, business and product names, logos and slogans and computer programs (including all source codes, object codes, firmware, development tools, files, records and data) whether or not subject to statutory registration, and all common law and world-wide rights to, pending United States and foreign applications for and registrations of, patents (including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part), trademarks, service marks and copyrights.

     "INTELLECTUAL PROPERTY AGREEMENTS" has the meaning ascribed to it in
SECTION 3.17.

     "INTERIM OPERATING AGREEMENT" means that certain Interim Operating Agreement dated December 6, 2001 by and between GCX and AMCE, as such agreement is amended from time to time or modified by the Bankruptcy Court with AMCE's consent.

     "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into our exhangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by GCC Investments and its Affiliates, as disclosed under Data Room Index Item X.

     "INVESTMENT PORTFOLIO" has the meaning ascribed to it in the Recitals.

     "KNOWLEDGE" as used in connection with GCX or the GC Entities means the actual knowledge of the officers and directors of the GC Entities.

     "LAST STATEMENT DATE" means July 31, 2001.

     "LAW" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any political instrumentality with jurisdiction over any of the GC Entities or the GC Business.

     "LIABILITY" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including, without limitation, any fines, penalties, judgments, awards, settlements respecting any judicial, administrative or arbitration proceedings, damages, losses, claims or demands.


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     "LIEN" means any mortgage, pledge, assessment, security interest, lien, levy, charge or other encumbrance of any kind.

     "LOI" has the meaning ascribed to it in the Preamble.

     "LOI ORDER" means an order of the Bankruptcy Court approving the LOI and Interim Operating Agreement.

     "MATERIAL ADVERSE EFFECT" means, with respect to the GC Business or the Assets or Properties of the GC Business, any change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the GC Business and/or the Assets or Properties of the GC Business taken as a whole that, individually or in the aggregate, has an adverse effect of at least $1.5 million in EBITDA, or that substantially impairs the ability of the Seller to consummate the Transaction, or any event or condition which would, with the passage of time, constitute such a "Material Adverse Effect," except for such changes that (i) are in the Ordinary Course of Business of the GC Entities, (ii) are contemplated by the Plan, or (iii) occur as a result of the September 11, 2001 terrorist attacks, general economic conditions in South America or currency fluctuations with respect to South American countries.

     "NEW GCX STOCK" has the meaning ascribed to it in the Recitals.

     "ORDINARY COURSE OF BUSINESS" means a reasonable action taken by a Person only if (taking into account the seasonality of the Person's business and, in the case of GCX, the Chapter 11 Cases, (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and such Person is not otherwise required to obtain the approval of AMCE or any other person as may be required by the Interim Operating Agreement; except to the extent such action is provided for or contemplated by the Plan, the LOI, the Interim Operating Agreement or this Agreement.

     "ORGANIZATIONAL CHART" means the organizational chart of GCX and its Affiliates attached hereto as EXHIBIT B.

     "ORGANIZATIONAL DOCUMENTS" means with respect to any entity: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and limited liability company agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.


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     "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into, exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers of such Person.

     "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "PERMITTED LIENS" means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by applicable Law and incurred in the Ordinary Course of Business; (c) Liens relating to deposits made in the Ordinary Course of Business in connection with workers compensation, unemployment insurance and other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the property or interfering with the ordinary conduct of the GC Business; (e) Liens not created by the GC Entities which affect the underlying fee interest of any leased Real Property; (f) Liens related to the Heller Documents; (g) Liens of the SA Lenders against certain stock and property of GCC Hoyts Chile, Inc., Hoyts Cinemas Chile SA, Boca Holdings, Inc. and Hoyts General Cinema de Argentina, S.A.; and (h) the Lien of Bank of Nova Scotia against a $1.2 million certificate of deposit securing that certain letter of credit issued by Bank of Nova Scotia in favor of Fleet National Bank, which letter of credit secures one-half of the letter of credit issued by Fleet National Bank or its Affiliates for the benefit of the landlord of the SA Joint Venture's La Reina Alianza lease in Chile.

     "PERSON" means any natural person, corporation, joint stock corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "PLAN" means that certain Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed with the Bankruptcy Court on December 21, 2001, as the same may be amended with AMCE's consent.

     "PLAN DOCUMENTARY SUPPLEMENT" means a supplement to the Plan, containing the Plan Documents, to be filed with the Bankruptcy Court no later than ten (10) Business Days


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prior to the commencement of the Confirmation Hearing, as said supplement may be amended from time to time at any time prior to the Effective Date.

     "PLAN DOCUMENTS" has the meaning ascribed to it in the Plan.

     "PROPONENTS" means those parties in interest proposing the Plan, i.e., the Debtors and the Committee.

     "PURCHASED SHARES" has the meaning ascribed to it in the Recitals.

     "PURCHASERS" has the meaning ascribed to it in the Recitals.

     "QUARTERLY STATEMENTS" has the meaning ascribed to it in SECTION 3.08.

     "REAL PROPERTY" has the meaning ascribed to it in SECTION 3.14(a).

     "REAL PROPERTY LEASES" has the meaning ascribed to it in SECTION 3.14(a).

     "REIMBURSEMENT AGREEMENT" means that certain Amended and Restated Reimbursement and Security Agreement dated January 26, 1999 between GCX and Harcourt General, Inc.

     "REORGANIZED DEBTORS" means, collectively, all of the Debtors or any successors thereto by merger, consolidation, acquisition, or otherwise on and after the Effective Date.

     "REPRESENTATIVES" means Purchaser and its Affiliates and each of their respective officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

     "SA JOINT VENTURE" has the meaning ascribed to it in the Recitals.

     "SA JOINT VENTURE ENTITIES" means HGCSA and its Affiliates, as shown on the Organizational Chart.

     "SA LENDERS" has the meaning ascribed to it in the Plan.

     "SA THEATRE BUSINESS" has the meaning ascribed to it in the Recitals.

     "SELLER" has the meaning ascribed to it in Preamble.

     "SUBSIDIARY" means, with respect to any Person, (a) any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and


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until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (b) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise) if such Person has a more than 50% equity interest therein.

     "TAX" OR "TAXES" means any and all United States and foreign federal, state, municipal or local net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, transfer, franchise, recapture, withholding, payroll, employment, excise, premium, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, but shall not include any assessment or other charges of guaranty funds or similar organizations.

     "TAX CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "TAX RETURN" means any returns, reports, statements (including any estimated reports, returns or statements) and other similar filings required to be filed for purposes of a particular Tax.

     "THIRD PARTY CLAIM" has the meaning ascribed to it in SECTION 8.02.

     "TRANSACTION" has the meaning ascribed to it in the Recitals.

     1.02 INTERPRETATION. As used in this Agreement, the words "include" and "including," are not words of limitation and should be read to also add "without limitation." The word "or" is not exclusive and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Any reference to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date hereof unless the context otherwise requires and thereafter from time to time to the extent permitted by this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The Table of Contents and titles to Articles and headings of Sections or Schedules are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.


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     1.03 ACCOUNTING RULES. Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in SECTION 1.01, shall be construed in accordance with GAAP. If and so long as any Person has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Person and each of its Subsidiaries, and the financial statements and other financial information to be furnished by any Person pursuant to this Agreement shall be consolidated and presented in consolidating financial statements in accordance with GAAP.

                                   ARTICLE II
                       SALE OF PURCHASED SHARES; CLOSING

     2.01 PURCHASE AND SALE OF PURCHASED SHARES.

     (a) GCX agrees to sell to AMC, and AMC agrees to purchase from GCX, the New GCX Stock at the Closing on the terms and subject to the conditions set forth in this Agreement.

     (b) GCX agrees to sell to CDI, and CDI agrees purchase from GCX, the GC International Stock at the Closing on the terms and subject to the conditions set forth in this Agreement.

     (c) GCX agrees to sell to CDI, and CDI agrees purchase from GCX, the GCC Investments Stock at the Closing on the terms and subject to the conditions set forth in this Agreement.

     2.02 PURCHASE PURSUANT TO PLAN. The Purchased Shares are being sold pursuant to and in consideration of the Plan and consideration provided for therein, and no additional consideration shall be paid at Closing.

     2.03 CLOSING. The Closing (the "CLOSING") of the purchase and sale of the Purchased Shares shall occur at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, at 10:00 A.M. local time, (a) on the first Business Day following the date the Confirmation Order shall have become a Final Order or (b) such other date as the Purchasers and the Seller shall mutually agree (the date on which the Closing takes place being the "EFFECTIVE DATE"). At the Closing, the Seller will sell and the Purchasers shall purchase the Purchased Shares, free and clear of all Liens, and the Seller shall deliver to Purchasers a stock certificate or certificates evidencing the Purchased Shares, duly endorsed to the appropriate Purchaser with all required stock transfer tax stamps affixed or provided for. At the Closing, there shall also be delivered by the Purchasers and the Seller the certificates and other agreements, documents and instruments to be delivered under Article V or as conditions to Closing under Article VI.


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                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the representations and warranties set forth in this Article III is qualified by the agreements and other documents listed on the Data Room Index. Furthermore, no agreement, document or Lien for which no GC Entity has any obligations after the Effective Date as a result of its rejection or termination pursuant to the Plan shall be deemed to breach any of such representations or warranties, regardless of whether such agreement, document or Lien is listed on the Data Room Index. Subject to the foregoing, the Seller hereby represents and warrants to the Purchasers as follows:

     3.01 ORGANIZATION AND QUALIFICATION. Each of the GC Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full entity power and authority to conduct the GC Business conducted by it and to own, use and lease its Assets and Properties. Each of the GC Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of the GC Business conducted by it or the Assets and Properties owned or leased by it makes such qualification or license necessary, except where the failure to be qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

     3.02 CAPITALIZATION.

     (a) The authorized capital stock of the Reorganized Debtors, including with respect to the New GCX Stock, will be set forth in the Amended and Restated Certificate of Incorporation or Charter of such Reorganized Debtor as of the Effective Date.

     (b) The authorized capital stock of GC International consists of 3,000 shares of common stock, no par value per share, all of which shares are issued and outstanding and are owned by GCX, free and clear of all Liens except for Liens arising under the DIP Facility and the Reimbursement Agreement. There are no outstanding Options with respect to GC International or agreements, arrangements or understandings to issue Options with respect to the GC International, and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of GC International capital stock.

     (c) The authorized capital stock of GCC Investments consists of 100 shares of common stock, no par value per share, 10 of which shares are issued and outstanding and are owned by GCX, free and clear of all Liens except for Liens arising under the DIP Facility. There are no outstanding Options with respect to GCC Investments or agreements, arrangements or understandings to issue Options with respect to the GCC Investments, and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of GCC Investments capital stock.

     (d) The authorized capital stock of each of the GC Non-Debtors (excluding GC International) is set forth in the Organizational Documents included in the Data Room Index, and such Organizational Documents have not been amended or modified and remain in full force and effect. The issued and outstanding capital stock of the GC Non-Debtors (excluding GC International) are owned as set forth on the Organizational Chart, free and clear of all Liens except under the DIP Facility and the Reimbursement Agreement. There are no outstanding Options with respect to any capital stock of the GC Non-Debtors (excluding GC International) or agreements, arrangements or understandings to issue Options with respect thereto, and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the GC Non-Debtors' (excluding GC International) capital stock.

     (e) The authorized capital stock of each of the SA Joint Venture Entities is set forth in the Organizational Documents listed in the Data Room Index, and such Organizational Documents have not been amended or modified and remain in full force and effect. The issued and outstanding capital stock of the SA Joint Venture Entities are owned as set forth on the Organizational Chart, free and clear of all Liens except the Liens of the SA Lenders against certain stock of GCC Hoyts Chile, Inc., Hoyts Cinemas Chile SA, Boca Holdings, Inc. and Hoyts General Cinema de Argentina, S.A. Except as provided by Data Room Index, there are no outstanding Options with respect to or agreements, arrangements or understandings to issue Options with respect thereto, and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the SA Joint Venture Entities' capital stock.

     3.03 AUTHORIZATION AND ENFORCEABILITY. The Seller has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the Transaction has been duly and validly approved by the Seller, and no other corporate action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     3.04 CORPORATE STRUCTURE. Except as shown on the Organizational Chart, as disclosed by Data Room Index and the Investment Assets, no GC Entity holds any equity, partnership, limited liability company, joint venture or other interest in any other Person. The minute books and other similar records of the Seller and GC Entities as provided pursuant to Data Room Index contain true and complete records, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders or members (as the case may be), the board of directors and any committee of the board of directors of each of the GC Entities.

     3.05 NO CONFLICTS. Subject to confirmation of the Plan by the Bankruptcy Court, the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations under this Agreement, and the consummation of the Transaction does not and will not, except in each case where such conflict, breach or Lien creation individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Organizational Documents of any GC Entity; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any GC Entity or any of GC Entities' Assets and Properties; (c) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require any GC Entity to obtain any consent, approval or action of, make any filing with or give any notice to, any Person as a result or under the terms of, or result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract or Permit to which any GC Entity is a party or by which its respective Assets and Properties are bound (which for purposes hereof shall exclude any executory contract or unexpired lease listed in the Contract Schedule that is rejected pursuant to the Plan); or (d) result in the creation or imposition of any Lien upon the Purchased Shares or any Lien upon the Assets and Properties of any of the GC Entities.

     3.06 GOVERNMENTAL APPROVALS AND FILINGS. Except for expiration or early termination of the waiting period under the HSR Act, confirmation of the Plan by the Bankruptcy Court and certain consent and approvals that may be needed to transfer certain liquor licenses, no consent, approval or action of, filing with or notice to, any Governmental or Regulatory Authority on the part of any GC Entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

     3.07 SEC DOCUMENTS. Since October 31, 1997, GCX has timely filed all reports, schedules, forms, statements and other documents required to be filed by GCX with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (all of the foregoing filed prior to the date hereof and after October 31, 1997, and all exhibits included therein and the financial statements and schedules thereto and documents incorporated by reference therein, the "SEC DOCUMENTS"). As of their respective date or as heretofore amended, the SEC Documents complied in all material respects with the reporting requirements of the Exchange Act or with the requirements of the Securities Act of 1933 with respect to documents filed thereunder.

     3.08 FINANCIAL STATEMENTS. The Seller has furnished or made available to the Purchasers true and complete copies of the following financial statements:
(a) the audited consolidated financial statements of GCX and its Subsidiaries included in GCX's Annual Report on Form 10-K for the fiscal year ended October 31, 2000, with the report thereon of GCX's independent auditor (the "AUDITED FINANCIAL STATEMENTS"); (b) the quarterly unaudited consolidated financial statements of GCX and its Subsidiaries included in GCX's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2001, April 30, 2001 and July 31, 2001 (the "QUARTERLY STATEMENTS"); and (c) unaudited theatre-by-theatre profit and loss statements for the nine month period ended July 31, 2001 (collectively, the "DOMESTIC FINANCIAL STATEMENTS"). All of the Domestic Financial Statements are true and correct in all material respects and were prepared from the books of account or other financial records of the GC Entities. The Audited Financial Statements and Quarterly Financial Statements
(i) have been prepared in accordance with GAAP and the published rules and regulations of the SEC applicable thereto applied on a consistent basis, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, year-end adjustments and (ii) fairly present the consolidated financial position of the GC Entities included in each such Domestic Financial Statement.

     The Seller has also furnished or made available to the Purchasers true and complete copies of the following financial statements of the SA Joint Venture:
(a) the audited consolidated financial statements of the SA Joint Venture in each country that it operates for the year ended December 31, 2000, with the report thereon of the SA Joint Venture's independent auditor (the "SA AUDITED FINANCIAL STATEMENTS"); and (b) the unaudited financial statements and comparison to budget of the SA Joint Venture in each country for the year to date ended September 30, 2001 (the "SA INTERIM FINANCIAL STATEMENTS") (collectively, the "SA FINANCIAL STATEMENTS"). All of the SA Financial Statements are true and correct in all material respects, were prepared from the books of account or other financial records of the SA Joint Venture Entities and fairly present the financial position of the SA Joint Venture Entities included in each such SA Financial Statement. The SA Audited Financial Statements have been prepared in accordance with generally accepted accounting principles of the country to which such statements relate applied on a consistent basis, except as may be indicated in the notes thereto.

     3.09 ABSENCE OF CHANGES. Since the Last Statement Date, the GC Entities have been operated in all material respects in the Ordinary Course of Business and there has not been any change or any event or development which, individually or together with other such events or development, has had a Material Adverse Effect. In addition, without limiting the foregoing, except in the Ordinary Course of Business or except as otherwise expressly contemplated by this Agreement or the Interim Operating Agreement or otherwise disclosed in writing to the Purchasers, there has not occurred since the Last Statement Date:

     (a) any amendment or change to the Organizational Documents of the GC Entities;

     (b) any direct or indirect redemption, purchase or other acquisition by any GC Entity of any equity securities of any other GC Entity;

     (c) any authorization, issuance, sale or other dispositions by any GC Entity of any shares of capital stock of any other GC Entity, or any Option relating to such capital stock or any modification or amendment of any right of any holder of any outstanding shares of capital stock of any GC Entity;

     (d) except for GCX's Bankruptcy Court approved severance and retention or incentive programs, (i) any increase in the salary or bonus of any director or officer of the GC Entities, other than salary increases in the Ordinary Course of Business, (ii) any payment of consideration of any nature whatsoever (other than salary, bonus or dividend equivalent salary paid in the Ordinary Course of Business) to any officer, director or stockholder of any of the GC Entities,
(iii) any grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of the GC Entities, or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Employee Plan or employment contract with respect to any director, officer or stockholder of the GC Entities;

     (e) except for under the DIP Facility, (i) any incurrence by any GC Entity of any Indebtedness or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or written waiver of any right of any GC Entity under, any Indebtedness owing to any GC Entity;

     (f) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the GC Entities' Assets and Properties in an aggregate amount exceeding $100,000;

     (g) excluding with respect to the SA Joint Venture, any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the GC Entities in an aggregate amount exceeding $5,000,000;

     (h) any purchase of any material Assets and Properties of any GC Entity or any sale, license or other disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any material Assets and Properties of the GC Entities;

     (i) except for the documents and agreements listed in the Data Room Index and except pursuant to the Plan, any entering into any amendment, modification, termination (partial or complete) or granting of a written waiver under (i) any material Contract or (ii) any material Permit held by any of the GC Entities;

     (j) any capital expenditures or commitments for additions to property, plant or equipment of any of the GC Entities constituting capital assets in an aggregate amount exceeding $25,000.

     (k) any transaction by any of the GC Entities with any officer, director, stockholder, Affiliate or Associate of any of the GC Entities other than (i) any transaction that would not constitute a breach of subsection (d) or (e) above, or (ii) pursuant to any Contract listed within the Data Room Index;

     (l) the commencement of any Action or Proceedings against, or investigation of, any of the GC Entities or their respective affairs (of which any of the GC Entities has received written notice);

     (m) written notice of any claim of ownership by a third party of any of the GC Entities' Intellectual Property or written notice of infringement by any of the Seller or GC Entities of any third party's Intellectual Property rights;

     (n) any loan or advance by any of the GC Entities to any Person, except for advances to employees for travel and business expenses;

     (o) any material change in the accounting method or procedures of any of the GC Entities, or

     (p) any entering into of an agreement to do or engage in any of the foregoing, including any Business Combination not otherwise restricted by the foregoing paragraphs.

     3.10 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the Financial Statements or as disclosed in the Schedule of Assets and Liabilities filed with respect to the Debtors in the Chapter 11 Cases or as disclosed in the Data Room Index, there are no Liabilities of any of the GC Entities or relating to or affecting any of their Assets and Properties required to be reflected in Financial Statements in accordance with GAAP, other than Liabilities incurred in the Ordinary Course of Business since the Last Statement Date.

     3.11 LEGAL PROCEEDINGS. Except as disclosed by Data Room Index: (a) there are no Actions or Proceedings pending against any GC Entity or any of the respective Assets and Properties; (b) there are no Orders outstanding against any GC Entity; and (c) there have been no notices, complaints or other forms of written inquiry received by any GC Entity from any Governmental or Regulatory Authority charged with the regulation of any of the GC Entities' respective operations and affairs, the adverse determination of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     3.12 COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed under Data Room Index, none of the GC Entities is in violation of or in default under any Law or Order applicable to such GC Entity or any of their respective Assets and Properties that would reasonably be expected to have a Material Adverse Effect.

     3.13 EMPLOYEE PLANS.

          (a) Except as described in Section 5.05 hereof, set forth in Data Room Index is a complete and correct list of all Employee Plans maintained or contributed to by the GC Entities or any ERISA Affiliate or pursuant to which the GC Entities or any ERISA Affiliate may have any Liability or covering employees or former or retired employees of the GC Entities ("EMPLOYEES") with respect to their employment with the GC Entities. Except as disclosed in Data Room Index, each such Employee Plan is in writing and true and complete copies of the following items relating to each Employee Plan, where applicable, have heretofore been furnished or made available to Purchasers: (i) the Employee Plan and any trust, custodial or other funding agreement, including all amendments thereto: (ii) the three most recent actuarial reports and annual reports filed with any relevant Governmental or Regulatory Authority for the three (3) most recent plan years; (iii) the most recent summary plan description, summary of material modifications to such summary plan descriptions and all material Employee communications relating to such Employee Plans distributed within the last 12 months; and (iv) the most recent custodian or trustee reports or other financial statement for funded Employee Plans.

     (b) No oral or written promise, commitment or representation has been made by any GC Entity (i) to amend any of the Employee Plans or to provide increased benefits thereunder to any of the GC Entities' present or former employees, independent contractors, directors, officers or shareholders, except pursuant to the requirements, if any, of the Employee Plans, any collective bargaining agreements or as otherwise provided in this Agreement or the Plan, (ii) to establish any new Employee Plan or (iii) to fund or continue any Employee Plan beyond the Effective Date. To the Seller's Knowledge, each Employee Plan can be terminated on or immediately after the Effective Date without making any additional contribution to such Employee Plan other than normal contributions with respect to the 2002 plan year prorated through the Effective Date.

     (c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and all related documents or agreements and in compliance with all applicable Laws, except where the failure to comply would not have a Material Adverse Effect. Each Employee Plan that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) is a qualified plan under Tax Code Section 401, and nothing has occurred with respect to such plan that would cause the loss of such qualification. Without limiting the foregoing, the Seller has amended the GC Companies, Inc. Retirement Plan (effective December 16, 1993) and the GC Companies, Inc. 401(k) Savings Plan (Amended and Restated effective September 1, 1999) to comply with the statutory changes applicable thereto known as "GUST" and shall has submitted the plans to the IRS for favorable determination letters. Any non-compliance or failure properly to administer a Plan or related trust or fund has not exposed such Employee Plan or related trust or fund or any GC Entity, nor would it be reasonably likely to result in any exposure of the Purchasers or the GC Entities, to any Taxes, penalties or Liabilities to any Person or expose the Employee Plan to disqualification of the trust or fund or to loss of tax exempt status.

     (d) There have been, as of the Effective Date, no prohibited transactions as described in Tax Code Section 4975 or Title I, Part 4 of ERISA involving any Employee Plan. The Seller is not aware of any facts or circumstances that could give rise to any Tax imposed by Tax Code Section 4975 with respect to any Employee Plan. There is no pending or, to the Knowledge of Seller, threatened claim (other than claims for benefits in the ordinary course), assessment, complaint, proceeding or investigation of any kind before any Governmental or Regulatory Authority with respect to any Employee Plan.

     (e) All insurance premiums required with respect to any Employee Plan up to the Effective Date have been or shall be paid on or prior to the Effective Date and, with respect to any such insurance policy, there shall be no Liability of any of the GC Entities in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to the Effective Date.

     (f) All benefits, expenses and other amounts due and payable to or under any Employee Plan on or prior to the Effective Date and all contributions (including Employee contributions), transfers or payments required to be made to any Employee Plan on or prior to the Effective Date, have been paid or shall be paid prior to the Effective Date.

     (g) No Employee Plan provides benefits, including without limitation death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) as disclosed in Data Room Index.

     (h) Except as disclosed in Data Room Index, no GC Entity maintains or participates in, nor is obligated to contribute to, nor has ever maintained or participated in, nor been obligated to contribute to, any "MULTIEMPLOYER PLAN" within the meaning of Section 3(37) of ERISA or any "defined benefit pension plan" within the meaning of ERISA Section 3(35).

     (i) The Audited Domestic Financial Statements fully and accurately reflect all unfunded Liability under, in connection with or relating to the Employee Plans.

     3.14 REAL PROPERTY.

     (a) Data Room Index Item XI and the GC Companies list of active theatre and office properties, dark leased properties and inactive owned properties attached hereto as EXHIBIT C contains a true and correct list, as of the date of this Agreement, of all real property owned, leased, subleased or otherwise occupied by any the GC Entities (as lessor or lessee), together with a brief description of the location thereof (the "REAL PROPERTY", and the leases or subleases relating thereto, including any amendments and renewal letters, are herein called the "REAL PROPERTY LEASES"). Each of the Real Property Leases provided for review by the Purchasers' Representatives in the Data Room was a correct and complete copy of such Real Property Lease, and none of the Real Property Leases has been amended or modified except as set forth in Data Room Index.

     (b) Subject to the terms of the Real Property Leases, the GC Entities have a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Real Properties leased by them for the full term of the lease thereof. Subject to assumption pursuant to the Plan of each Real Property Lease not previously assumed by a GC Entity, each Real Property Lease is in full force and effect and is a legal, valid and binding agreement, of the GC Entity that is a party thereto, and, assuming that it is a legal, valid and binding agreement of the other party thereto, is enforceable in accordance with its terms against the parties thereto except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except for the Chapter 11 Cases, there is no material default by the GC Entities under any Real Property Lease or, to the Knowledge of any of the GC Entities, any material default thereunder by the other party thereto. None of the GC Entities owe brokerage, commissions or finders fees with respect to any such Real Property Lease or leased Real Property, except to the extent that the any of the GC Entities may renew the term of any such Real Property Lease, in which case any such commissions and fees would be in amounts that are reasonable and customary for premises similar to those leased, given their intended use and terms. Since the Last Statement Date, none of the GC Entities, has exercised any option or right to (i) cancel or terminate any Real Property Lease, (ii) lease additional premises, (iii) materially reduce or relocate the premises demised under any Real Property Lease, (ii) lease additional premises, (iii) reduce or relocate the premises demised under any Real Property Lease or (iv) purchase any real property, which transaction is pending.

     (c) None of the GC Entities has received notice of any pending zoning or other land-use regulation Actions or Proceedings applicable to the Real Property that would have a Material Adverse Effect.

     3.15 TANGIBLE PERSONAL PROPERTY. The GC Entities are in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all material tangible personal property used in the conduct of their respective businesses, including all tangible personal property reflected on the Financial Statements for the period ended on the Last Statement Date and tangible personal property acquired since that date, other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property is free and clear of all Liens, other than Permitted Liens or as disclosed in Data Room Index.

     3.16 INTELLECTUAL PROPERTY RIGHTS.

     (a) Data Room Index is a GC Companies, Inc. Trademark Status Report and lists all of the GC Entities United States or foreign registrations or applications issued by, filed with or recorded by any Governmental or Regulatory Authority as of the date listed on such report; all of such registrations and applications are in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Intellectual Property, except as otherwise disclosed in such report. All the Intellectual Property owned by the GC Entities is free and clear of any and all Liens, other than Permitted Liens or the lien imposed by any license or other permission to use itself. None of the GC Entities has any Knowledge that such Intellectual Property is being infringed by any other Person or that the GC Entities are infringing any Intellectual Property of any other Person. As of the date of this Agreement, no material claim is pending or, to the Knowledge of any GC Entity, threatened to such effect or with respect to the ownership, validity, license or use of, or any infringement resulting from, the GC Entities' Intellectual Property.

     (b) All material licenses, agreements and permissions pertaining to Intellectual Property owned, licensed or otherwise used by the GC Entities (the "INTELLECTUAL PROPERTY AGREEMENTS") are contained in the Data Room Index and have been made available to the Purchasers' Representatives. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of the Intellectual Property Agreements and the GC Entities are in compliance with, and have not breached any term of, the Intellectual Property Agreements and, to the Knowledge of the Seller, all of the other parties to such Intellectual Property Agreement are in compliance with, and have not breached, any of the terms thereof. Each GC Entity owns all right, title and interest in and to, or has rights sufficient to use, as currently used by such GC Entity, to all Intellectual Property used the GC Entities.

     3.17 CONTRACTS.

     (a) The Data Room Index and the Contracts Schedule contains a correct and complete list of each of the following Contracts or other arrangements (correct and complete copies or, if not in writing, reasonably complete and accurate written descriptions of which, together with all material amendments and supplements thereto and all written waivers of any terms thereof were furnished or made available to the Purchasers' Representatives in the Data Room or, with respect to Contracts not listed in the Data Room Index, upon the Purchasers' request), to which any GC Entity is a party or by which any of its Assets and Properties is bound, including:

          (i) (A) all Contracts providing for a commitment of employment or consultation services for a special term that involve the payment or potential payment pursuant to the terms of any GC Entity of more than $100,000 and that are not cancelable without penalty within ninety (90) days and (B) all Contracts involving an obligation of any GC Entities to make material severance or other payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee, other than with respect to salary payments in the Ordinary Course of Business;

          (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Seller or GC Entity to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Seller or GC Entity.

          (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

          (iv) all material Contracts with independent contractors, sales agents, insurance agents, insurance brokers, and other types of insurance producers and distributors;

          (v) all material Contracts relating to any prospective Business Combination;

          (vi) all material Contracts between or among any GC Entity, on the one hand, and any current or former officer, director, stockholder, Affiliate or Associate of any Seller or GC Entity, or any Associate of any such officer, director, stockholder or Affiliate on the other hand;

          (vii) all collective bargaining Contracts;

          (viii) all leases of material personal property;

          (ix) any Contract or series of related Contracts that involves receipts, expenditures, performance of services or delivery of goods or material by the GC Entities of an amount or value in excess of $20,000, except for film licensing contracts and orders for trade goods, services and supplies in the Ordinary Course of Business;

          (x)  any fidelity or surety bond;

          (xi) all Contracts that (A) limit or contain restrictions on the ability of the GC Entities to declare or pay dividends on, to make any other distribution in respect of, or to issue or purchase, redeem or otherwise acquire, its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, (B) require any GC Entity to maintain specified financial ratios or levels of net worth or other indicia of financial condition or
     (C) require any GC Entity to maintain insurance in certain amounts or with certain coverages;

          (xiii) all powers of attorney or comparable delegations of authority; and

          (xiv) all other Contracts or series of related Contracts that involve the payment or potential payment pursuant to the terms of any such Contract by the GC Entity of more than $50,000 for a term longer than six months from the date of this Agreement and that are not cancelable without penalty upon the GC Entity giving at least 30 days notice.

     (b) Subject to the Chapter 11 Cases, each Contract required to be disclosed in the Data Room Schedule pursuant to subsection (a) above is in full force and effect and is a legal, valid and binding agreement of the GC Entities party thereto, and, assuming that it is a legal, valid and binding agreement of the other party thereto, is enforceable in accordance with its terms against the parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity and except for such Contracts, the non-enforceability of which would not reasonably be expected to have a Material Adverse Effect. Subject to the Chapter 11 Cases, there is no default by the GC Entity party thereto under any such Contract nor, to the Knowledge of the Seller, any default thereunder by the other party thereto that would reasonably be expected to have a Material Adverse Effect.

     3.18 PERMITS AND LICENSES. The Data Room Index contains a true and complete list of all material Permits issued to the GC Entities, as of the date of this Agreement, setting forth the owner, the function and the expiration and renewal date of each. Each such Permit is in full force and effect; and none of the GC Entities is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit, except where such default would not result in a Material Adverse Effect.

     3.19 INSURANCE. The Data Room Index contains a correct and complete list of all liability, property, workers' compensation, fidelity, directors' and officers' liability, social, welfare pension and other insurance policies in effect on the date of this Agreement that are issued to the GC Entities and that insure the business, operations or employees of the GC Entities. The insurance coverage provided by the policies issued to the GC Entities will not terminate or lapse by reason of the Transaction. Each such policy is in full force and effect, all premiums due thereunder have been paid when due and no GC Entity has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the Knowledge of the Seller, no insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     3.20 RELATED PARTY TRANSACTIONS. Except for intercompany payables, there is no Indebtedness between any of the GC Entities on the one hand, and any officer, director, stockholder (including any GC Entity), Affiliate or Associate of any of the GC Entities, or any Associate of any such officer, director, stockholder or Affiliate, on the other hand, (b) none of the GC Entities provides any assets, services or facilities to any such officer, director, stockholder (including any GC Entity) or any such Affiliate or Associate, (c) no officer, director, stockholder (including any GC Entity) or any such Affiliate or Associate has any interest, directly or indirectly, in any entity which furnishes or sells any goods or services or provides any facilities to any Affiliate, except that ownership of no more than 5% of the outstanding capital stock of a publicly traded corporation shall not be deemed to be an interest for the purposes of this SECTION 3.20.

     3.21 EMPLOYEES; LABOR RELATIONS. Except as disclosed by the Data Room Index, no unfair labor practice complaint or sex or age discrimination or harassment claim is pending against the GC Entities before any Governmental or Regulatory Authority. There has been no material work stoppage or strike by employees of any of the GC Entities, and to the Seller' Knowledge, none have been threatened.

     3.22 ENVIRONMENTAL MATTERS. Except as disclosed under the Data Room Index:

     (a) All of the Assets and Properties (including underlying groundwater) owned or leased by the GC Entities have been, and continue to be, owned or leased by the GC Entities in material compliance with all Environmental, Health and Safety Requirements.

     (b)  There have been no past, and there are no pending or threatened

          (i) claims, complaints, notices or requests for information received by any of the GC Entities with respect to any alleged violation of any Environmental, Health and Safety Requirement that, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or

          (ii) complaints, notices or inquiries to any of the GC Entities regarding potential liability under any Environmental, Health or Safety Requirement that, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (c) There have been no releases of hazardous materials at, on or under any property now or previously owned or leased by any GC Entity that, singly or in the aggregate, have or may be reasonably be expected to have a Material Adverse Effect.

     (d) No property now or previously owned or leased by any GC Entity is listed or proposed for listing on the National Priorities List pursuant to CERCLA or, to the Seller's Knowledge, on the CERCLIS or any similar federal or state list of sites requiring investigation or clean-up under any Environmental, Health or Safety Requirement.

     (e) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any GC Entity that, singly or in the aggregate, have or may be reasonably be expected to have a Material Adverse Effect.

     (f) None of the GC Entities has directly transported or directly arranged for the transportation of any hazardous material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or that is the subject of federal, state or local enforcement actions or other investigations, which may lead to material claims against any GC Entity for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

     (g) There are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any GC Entity that, singly or in the aggregate, have or may be reasonably be expected to have a Material Adverse Effect.

     (h) No conditions exist at, on or under any property now or previously owned or leased by any GC Entity that, with the passage of time, the giving of notice or both, would give rise to liability under any Environmental, Health and Safety Requirement that, singly or in the aggregate, have or may be reasonably be expected to have a Material Adverse Effect.

     3.23 OTHER NEGOTIATIONS; BROKERS. No agent, broker, finder, investment banker, financial advisor or other similar third party will be entitled to any fee, commission or other compensation from any GC Entity in connection with the Transaction based upon arrangements made by or on behalf of the Seller.

     3.24 BANK AND BROKERAGE ACCOUNTS. The Data Room Index sets forth: (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the GC Entities have an account or safe deposit box or maintains a banking, custodial or trading relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number.

     3.25 TAX With respect to each GC Entity, except as would not reasonably be expected to have a Material Adverse Effect: (i) all Tax Returns required to be filed on or before the Effective Date by it with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect, in all material respects its liability for Taxes for the periods, properties, or events covered thereby; (ii) all Taxes payable with respect to the Tax returns referred to in the preceding clause, all Taxes accruable prior to the Effective Date, whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been paid in full prior to the Effective Date, or an adequate accrual will have been made in accordance with GAAP; (iii) Seller have no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against it with respect to any Taxes; (iv) there is in effect no extension for the filing of any Tax Return and it has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (v) no claim has ever been made by any Tax authority in a jurisdiction in which it does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (vi) there are no Liens for Taxes upon any of its assets except for Permitted Liens; and (vii) it has timely made all deposits required by Law to be made with respect to employees withholding and other payroll, employment, or other withholding Taxes, including the portions of such Taxes imposed upon it.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Each Purchaser hereby represents and warrants to each Seller as follows:

     4.01 ORGANIZATION. Each of the Purchasers is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full entity power and authority to conduct its business and to own, use and lease its Assets and Properties.

     4.02 AUTHORITY. Each of the Purchasers has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction. The execution, delivery and performance of this Agreement by each Purchaser and the consummation by each Purchaser of the Transaction has been duly and validly approved by the Board of Directors of each Purchaser and by AMCE's preferred stockholder, and no other corporate action on the part of any Purchaser is necessary to authorize the execution, delivery and performance by any Purchaser of this Agreement and the consummation by any Purchaser of the Transaction. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     4.03 NO CONFLICTS. Subject to confirmation of the Plan by the Bankruptcy Court, the execution and delivery by each Purchaser of this Agreement, the performance by each Purchaser of its obligations under this Agreement, and the consummation of the Transaction does not and will not, except in each case where such conflict, breach or Lien creation individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Organizational Documents of such Purchaser; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser or any of its Assets and Properties; (c) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require such Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, any Person as a result or under the terms of, or result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract or Permit to which any such Purchaser is a party or by which its respective Assets and Properties are bound; or (d) result in the creation or imposition of any Lien upon any of the Assets and Properties of such Purchaser.

     4.04 LEGAL PROCEEDINGS. Except for the objection of Fleet National Bank, N.A. and the Acting U.S. Trustee entered in the Chapter 11 Cases, there are no Actions or Proceedings pending against such Purchaser or any of its Assets and Properties which (a) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or make illegal the consummation of any of the Transaction or (b) could reasonably be expected, individually or in the aggregate with other such Actions or Proceedings, to have a Material Adverse Effect on the ability of the Purchasers to consummate the Transaction or to hinder or delay such consummation.

     4.05 FINANCING. The Purchasers have sufficient cash or cash equivalents on hand or available under its revolving credit facility to fund the cash requirements of the Plan.

     4.06 NEW AMCE STOCK. Upon issuance and delivery of the New AMCE Stock as contemplated by the Plan, such New AMCE Stock will be duly authorized, validly issued, fully paid and non-assessable, free of all preemptive or similar rights.

     4.07 SEC DOCUMENTS. Since October 31, 1997, AMCE has timely filed all reports, schedules, forms, statements and other documents required to be filed by AMCE with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and after October 31, 1997, and all exhibits included therein and the financial statements and schedules thereto and documents incorporated by reference therein, the "AMCE SEC DOCUMENTS"). As of their respective date or as heretofore amended, the AMCE SEC Documents complied in all material respects with the reporting requirements of the Exchange Act or with the requirements of the Securities Act of 1933 with respect to documents filed thereunder.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     5.01 CONDUCT OF BUSINESS PRIOR TO THE CLOSING. From the date hereof until Closing, the Seller covenants and agrees to conduct the GC Business in the Ordinary Course of Business and in accordance with the Interim Operating Agreement, except as may be otherwise expressly provided for by this Agreement or the Plan or by the Bankruptcy Court.

     5.02 LOI PROVISIONS. From the date hereof until the Closing, the binding provisions of the LOI in Section 3 (except for Section 3(c))thereof shall remain in full force and effect.

     5.03 NOTICE OF CERTAIN MATTERS. Each of the Seller and Purchasers covenant and agree to give prompt notice in writing to the other. (a) if it becomes actually aware that any representation or warranty of it contained herein was not true and correct in any material respect as of the date hereof or will not be true and correct in any material respect as of the Effective Date, (b) if it becomes actually aware of the occurrence of any event which will result in the failure to satisfy a condition specified in Article VI hereof, and (c) of any written notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the Transaction. The party giving such notice will use all reasonable efforts, and shall be entitled to use, any and all efforts, to cure any such inaccuracy or failure or to obtain such consent prior to the Closing.

     5.04 FURTHER ACTION. Prior to the Closing, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required or advisable to carry out the provisions hereof and give effect to the Transaction.

     5.05 SEVERANCE. Subject to Closing, the Reorganized Debtors will provide severance benefits in accordance with GCX's existing severance policy to GCX Home Office, National Office and VIP Ticket Office employees if (i) their employment is terminated on the Effective Date, (ii) their employment is terminated at a date beyond the Effective Date specified by the Reorganized Debtors (in which case they must work the specified time period after the Effective Date to be eligible for severance) or (iii) they are offered a continuing position at their current compensation level, no later than June 30, 2002, but the position offered is not located in Boston and they choose within two weeks after such offer not to accept the offer of employment. The provisions of this Section shall supercede and replace that certain letter agreement regarding severance dated December 6, 2001 between AMCE and GCX. In addition, the provisions of AMCE's letter dated December 19,

2001 (a copy of which is attached hereto as EXHIBIT D) delivered pursuant to Interim Operating Agreement Section 2(r) shall be unaffected.

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

     6.01 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment and satisfaction of each of the following conditions prior to the Effective Date, excluding only such conditions as may be waived by Seller:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties which address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except for breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (ii) all of the covenants contained in this Agreement to be complied with by Purchasers on or before the Closing shall have been complied with before the Closing, except for breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (iii) Seller shall have received a certificate of the Purchasers to such effect signed by a duly authorized officer thereof.

     (b) LEGAL ACTION OR PROCEEDING. There shall be no Action or Proceeding pending or threatened seeking to enjoin, restrain, prohibit or make illegal or impose any materially adverse conditions in connection with, the consummation of the Transaction.

     (c) CONFIRMATION ORDER. The Plan shall have been confirmed by the Bankruptcy Court and the Confirmation Order shall have become a Final Order.

     (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental orders, approvals and consents to the transactions contemplated by this Agreement relating to the Transaction shall have been obtained and be in effect on the Closing Date, except to the extent that the failure to obtain any such consent would not be considered material by a reasonable seller or have the effect of making the Transactions contemplated by this Agreement illegal or otherwise prohibit consummation of such Transactions. Any applicable waiting periods (including any extensions thereof) under the HSR Act relating to the Transaction contemplated hereby shall have expired or otherwise been terminated.

     (e) ADDITIONAL DOCUMENTATION. Each of the following documents must have been delivered to Seller by the Purchasers:

          (i) a certificate of each Purchaser's Secretary or an Assistant Secretary certifying the resolutions of the Purchaser's Board of Directors approving the Transaction and the names and signatures of its officers authorized to sign this Agreement and any other document required to be delivered hereunder;

          (ii) a certificate certifying the accuracy of the Purchasers' representations and warranties as described in Section 6.01(a) of this Agreement; and

          (iii) such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of any Purchasers' representations and warranties, (B) evidencing the performance by either Purchaser of, or the compliance by either Purchaser with, any covenant or obligation required to be performed or complied with by such Purchaser, (C) evidencing the satisfaction of any condition referred to in this Section 6.01, or (D) otherwise facilitating the consummation or performance of the Transaction.

     6.02 CONDITIONS TO OBLIGATIONS OF PURCHASERS. The obligations of the Purchasers to consummate the Transaction shall be subject to the fulfillment and satisfaction of each of the following conditions prior to the Effective Date, excluding only such conditions as may be waived by the Purchasers.

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties which address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except for breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (ii) all of the covenants contained in Article 5 of this Agreement to be complied with by Seller on or before the Closing shall have been complied with before the Closing, except for breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (iii) Purchasers shall have received a certificate of Seller to such effect signed by Seller and a duly authorized officer thereof.

     (b) LEGAL ACTION OR PROCEEDING. There shall be no Action or Proceeding pending or threatened seeking to enjoin, restrain, prohibit or make illegal or impose any materially adverse conditions in connection with, the consummation of the Transaction, or shall otherwise have a Material Adverse Effect.

     (c) CONFIRMATION ORDER. The Plan shall have been confirmed by the Bankruptcy Court and the Confirmation Order shall have become a Final Order.

     (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental orders, approvals and consents to the transactions contemplated by this Agreement relating to the Transaction shall have been obtained and be in effect on the Closing Date, except to the extent that the failure to obtain any such consent would not be considered material by a reasonable seller or have the effect of making the Transactions contemplated by this Agreement illegal or otherwise prohibit consummation of such Transactions. Any applicable waiting periods (including any extensions thereof) under the HSR Act relating to the Transaction contemplated hereby shall have expired or otherwise been terminated.

     (e) ADDITIONAL DOCUMENTATION. Each of the following documents must have been delivered to Purchasers:

          (i) a certified copy of the Amended and Restated Certificate of Incorporation of GCX as filed with the Delaware Secretary of State;

          (ii) a certificate of the Seller's Secretary or an Assistant Secretary certifying the resolutions of the Seller's Board of Directors approving the Transaction and names and signatures of its officers authorized to sign this Agreement and any other document required to be delivered hereunder;

          (iii) a certificate certifying the accuracy of the Seller's representations and warranties as described in Section 6.02(a) of this Agreement;

          (iv) stock certificates evidencing the Purchased Shares, duly endorsed to the appropriate Purchaser with all required stock transfer tax stamps affixed or provided for in order to transfer such Purchased Shares to Purchasers pursuant to this Agreement;

          (v) certified copies of the Confirmation Order and the docket in the Chapter 11 Cases demonstrating that the Confirmation Order has become a Final Order of the Bankruptcy Court; and

          (vi) such other documents as Purchasers may reasonably request for the purpose of (A) evidencing the accuracy of the Seller's representations and warranties, (B) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (C) evidencing the satisfaction of any condition referred to in this Section 6.02, or (D) otherwise facilitating the consummation or performance of the Transaction.

     (f) BANKRUPTCY ASSUMPTION; REJECTION. Each material executory contract and unexpired lease (which includes all theatre leases) of any Debtor not previously assumed, rejected or deemed to have been rejected shall have been assumed, rejected or assumed and assigned to a GCX or AMCE Subsidiary designated by AMCE, as determined by AMCE in its sole discretion, except (i) as otherwise provided in the Plan or (ii) if the counterparty to such a contract or lease objects to any such assignment and the Bankruptcy Court does not approve such assignment. Each such executory contract and unexpired lease shall have been assumed, rejected or assumed and assigned, as the case may be, as designated by AMCE, by a Final Order satisfactory to AMCE, which may be the Confirmation Order.

     (g) LEASE AMENDMENTS. Each of the lease amendments referenced in the table below shall have become effective:

----------------------------------------------------------------------------------------------------
               PROPERTY                                     STATUS OF AMENDMENT
----------------------------------------------------------------------------------------------------
     Irving Mall, Irving, Texas (Unit        Fully executed, but not effective until Tenant assumes
     984)                                    the Lease; but if the Lease is not assumed on or
                                             before December 31, 2001, the Amendment is null and
                                             void.
----------------------------------------------------------------------------------------------------
     Barton Creek, Austin, Texas             Fully executed, but not effective until Tenant
     (Unit 982)                              assumes the Lease; but if the Lease is not assumed on
                                             or before December 31, 2001, the Amendment is null and
                                             void.
----------------------------------------------------------------------------------------------------
     Franklin Mills, Philadelphia,           Amendment is fully executed but not effective
     Pennsylvania (Unit 965)                 until Tenant assumes Lease in bankruptcy.
----------------------------------------------------------------------------------------------------

                                  ARTICLE VII
                                  TERMINATION

     7.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual agreement of AMCE and GCX;

     (b)  by AMCE, if the Seller materially breaches this Agreement, including
(i) if the representations and warranties of the Seller are materially incorrect; (ii) a breach by the Seller of any of its covenants contained in this Agreement, except for breaches that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect; and (iii) if any of the conditions in Section 6.02 has not been satisfied as of the Effective Date and AMCE has not waived such condition on or before the Effective Date, and the Seller fails to cure such, and any one, of the breaches outlined above within thirty (30) days after AMCE gives GCX written notice of such breach;

     (c) by AMCE, if the Seller breaches the LOI, the Interim Operating Agreement, the Plan or Bankruptcy Court order executed and or entered, as applicable, in connection with the Transaction, except for breaches that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect, and Seller fails to cure such, and any one, of the breaches outlined above within thirty (30) days after AMCE gives GCX written notice of such breach;

     (d) by GCX, if any of the Purchasers materially breaches this Agreement, including (i) if the representations and warranties of the Purchasers are materially incorrect; (ii) a breach by any of the Purchasers of any of its covenants contained in this Agreement, except for breaches that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect; and (iii) if any of the conditions in Section 6.01 has not been satisfied as of the Effective Date and GCX has not waived such condition on or before the Effective Date, and Purchasers fail to cure such, and any one, of the breaches outlined above within thirty (30) days after GCX gives AMCE written notice of such breach;

     (e) by GCX if any of the Purchasers materially breaches the LOI, the Interim Operating Agreement, the Plan, or any Bankruptcy Court order executed and or entered, as applicable, in connection with the Transaction, except for breaches that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect, and Purchasers fail to cure such, and any one, of the breaches outlined above within thirty (30) days after GCX gives AMCE written notice of such breach;

     (f) by either party upon termination of the LOI or the Interim Operating Agreement.

     7.02 REMEDIES.

     (a)  EFFECT OF TERMINATION. If this Agreement is terminated as permitted by
SECTION 7.01, such termination shall be without liability of any party to any other party to this Agreement except as provided within Section 3(f)(ii) of the LOI.

     (b) SPECIFIC PERFORMANCE. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree, that, in addition to other remedies, the non-breaching party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages and without the posting of any bond or other security.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein or in any certificate, instrument or document delivered pursuant hereto shall expire with and not survive beyond the Closing and thereafter no party hereto or any shareholder, director, officer, employee or Affiliate of such party shall be under any liability whatsoever (whether under this Agreement or otherwise) with respect to any representations or warranties.

     8.02 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or delivered by a recognized overnight courier service prepaid, to the parties at the following addresses or facsimile numbers:

     (a)  If to Purchasers, to:

               AMC Entertainment Inc.
               106 W. 14th Street, Suite 2000
               Kansas City, Missouri 64105
               Attention: Peter C. Brown
               Facsimile: (816) 480-4617

          with a copy to (which will not itself constitute notice):

               Lathrop & Gage L.C.
               2345 Grand Boulevard, Suite 2800
               Kansas City, Missouri 64108-2612
               Attention: Raymond F. Beagle, Jr., Esq.
               Facsimile: (816) 292-2001

     (b)  If to Seller, to:

               GC Companies, Inc.
               1300 Boylston Street
               Chestnut Hill, Massachusetts 02467
               Attention: G. Gail Edwards
               With a copy to: Philip J. Szabla, Esq.
               Facsimile: (617) 264-8206

          with a copy to (which will not itself constitute notice):

               Goodwin Procter LLP
               Exchange Place
               Boston, Massachusetts 01209
               Attention: Daniel M. Glosband, P.C.
               Facsimile: (617) 523-1231

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon receipt, (c) if delivered by mail in the manner described above to (i) an address in the United States as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt or (ii) an address outside of the United States as provided in this Section, be deemed given on the earlier of the tenth Business Day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided for in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). A party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     8.03 ENTIRE AGREEMENT. Except for the LOI and the Interim Operating Agreement and except as provided in Article V above or in Section 8.05 below, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     8.04 EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     8.05 CONFIDENTIALITY. The Purchasers agree that, except as provided in the LOI or this Agreement, that certain letter agreement respecting confidentiality and nondisclosure dated June 29, 2001 between GCX and AMCE shall remain in effect. The provisions of this Section shall survive the termination of this Agreement, but such letter agreement shall terminate and be merged into the Closing.

     8.06 AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective, subject in each case to approval of the Bankruptcy Court where required. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power privilege nor will any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     8.07 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns. It is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person.

     8.08 NO ASSIGNMENT BINDING EFFECT. Neither this Agreement nor any rights, interest, or obligation hereunder may be assigned (by operation of law or otherwise) by any


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Seller without the prior written consent of AMC, and any attempt to do so will be void; PROVIDED, HOWEVER, that Purchaser may assign all of its rights and obligations under this Agreement to a wholly-owned subsidiary to Purchaser without obtaining the consent of Seller as long as such assignment does not relieve Purchaser of its obligations under this Agreement and is evidenced by a written assignment agreement in which the assignee expressly assumes such rights and obligations. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     8.09 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     8.11 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

     8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                         *** SIGNATURE PAGE FOLLOWS ***


                                       38
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   "SELLER"

                                   GC COMPANIES, INC.

                                   By: /s/ G. Gail Edwards
                                      ------------------------------------
                                        G. Gail Edwards, President and
                                        Chief Operating Officer

                                   "PURCHASERS"

                                   AMC ENTERTAINMENT INC.

                                   By: /s/ Craig R. Ramsey
                                      ------------------------------------
                                        Craig R. Ramsey
                                        Senior Vice President and Chief
                                        Financial Officer

                                   AMERICAN MULTI-CINEMA, INC.

                                   By: /s/ Craig R. Ramsey
                                      ------------------------------------
                                        Craig R. Ramsey
                                        Senior Vice President and Chief
                                        Financial Officer

                                   CENTERTAINMENT
                                   DEVELOPMENT, INC.

                                   By: /s/ Craig R. Ramsey
                                      ------------------------------------
                                        Craig R. Ramsey
                                        Senior Vice President and Chief
                                        Financial Officer